Consent of Independent Registered Public Accounting Firm

Board of Directors
Dais Analytic Corporation
Odessa, Florida

As independent registered certified public accountants, we hereby consent to the use in Dais Analytic Corporation’s Registration Statement on Form S1 to be filed with the Securities Exchange Commission on or about August 11, 2008 our Report of Independent Registered Public Accounting Firm dated March 14, 2008 covering the financial statements of Dais Analytic Corporation for the years ended December 31, 2007 and 2006.  We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

/s/ Pender Newkirk & Company LLP
Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida
August 11, 2008